UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave. Ste. 219 West Palm Beach, FL		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 465-0030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 9, 2015, Forward Industries, Inc. (the “Company”) received notice of deemed liquidation from a purported majority of the holders of all of the Company's issued and outstanding shares of 6% Senior Convertible Preferred Stock, $0.01 par value per share (the "Convertible Preferred Stock") whereby, pursuant to Section 3(d) of Article Fifth of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation”) of  the Company, filed with the Securities and Exchange Commission on July 3, 2013, such purported majority has elected to constitute the "Change of Control Event" (as such term is defined in the Certificate of Incorporation) that may be deemed to have occurred as result of the election of Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag and N. Scott Fine to the Company's Board of Directors at its Annual Meeting of Shareholders held on December 30, 2014. Pursuant to the terms governing the Convertible Preferred Stock, all holders of such Convertible Preferred Stock, upon a deemed liquidation, are entitled to receive an amount per share equal to (i) 101% of the Original Issue Price (as such term is defined in the Certificate of Incorporation) plus (ii) any accrued and, without duplication, declared but unpaid, dividends on such Convertible Preferred Stock. While the Company continues to verify the accuracy and authenticity of this notice, if confirmed to be valid, the Company believes such deemed liquidation may incur a direct financial obligation to the Company approximating $1,288,000 plus accrued and declared, but unpaid, dividends on such Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Dated: January 15, 2015	By:	/s/ Robert Garrett, Jr.
		Name:	Robert Garrett, Jr.
		Title:	Chief Executive Officer